Exhibit 2.1

AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT

This Amendment No. 1 to that certain Purchase and Sale Agreement (this “Amendment”) is made on September 13, 2012 by and among BP WEST COAST PRODUCTS LLC, a limited liability company organized and existing under the laws of the State of Delaware (“BPWCP’’), ATLANTIC RICHFIELD COMPANY, a corporation organized and existing under the laws of the State of Delaware (“ARCO”), ARCO MIDCON LLC, a limited liability company organized and existing under the laws of the State of Delaware (“ARCO Midcon”), ARCO TERMINAL SERVICES CORPORATION, a corporation organized and existing under the laws of the State of Delaware (“ARCO Terminal”), ARCO MATERIAL SUPPLY COMPANY, a corporation organized and existing under the laws of the State of Delaware (“ARCO Material Supply”), CH-TWENTY, INC., a corporation organized and existing under the laws of the State of Delaware (“CH-Twenty”), PRODUCTS COGENERATION COMPANY, a corporation organized and existing under the laws of the State of Delaware (“Products Cogeneration Company”), and ENERGY GLOBAL INVESTMENTS (USA) INC., a corporation organized and existing under the laws of the State of Delaware (“Energy Global Investments”) (BPWCP, ARCO, ARCO Midcon, ARCO Terminal, ARCO Material Supply, CH-Twenty, Products Cogeneration Company and Energy Global Investments are each a “Seller” and collectively the “Sellers”) and TESORO REFINING AND MARKETING COMPANY, a corporation organized and existing under the laws of the State of Delaware (the “Buyer”).

WHEREAS, the Sellers and the Buyer entered into that certain Purchase and Sale Agreement, dated as of August 8, 2012 (the “PSA”);

WHEREAS, pursuant to Section 7.11 of the PSA, Buyer and Sellers must discuss and develop a plan for ensuring an orderly transition of the Purchased Assets on the Closing Date within thirty-six (36) days of the Execution Date. Such discussions shall include an identification of the scope of transition services that Sellers are to provide pursuant to the Transition Services Agreement; and

WHEREAS, as required under the PSA, the Buyer and Sellers have engaged in such discussions and as part of this process, the Buyer and Sellers have discussed and agreed certain changes and amendments to the Form of Transition Services Agreement, including its accompanying Term Sheets, attached to the PSA as Exhibit P.

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the PSA.

2. Amendments. The Parties hereby agree that Exhibit P attached to the PSA is deleted and replaced in its entirety by the Form of Transition Services Agreement attached to this Amendment as Schedule 1.

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3. Miscellaneous.

(a).	The Parties agree that this Amendment is executed pursuant to Section 19.7 of the PSA.

(b).
The Parties hereby ratify and confirm the terms of the PSA as expressly amended or supplemented hereby. Except to the extent this Amendment amends the terms of the PSA, this Amendment shall in all respects remain subject to the terms of the PSA which shall survive the delivery of this Amendment, including without limitation, Sections 19.6 and 19.10.

(c).
Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(d).
This Amendment may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument. The exchange of copies of this Amendment and of signature pages by facsimile transmission or e-mail of a scanned copy shall constitute effective execution and delivery of this Amendment as to the Parties and may be used in lieu of the original Amendment for all purposes. Signatures of the Parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

[Signatures follow on next page]

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SELLERS:

BP WEST COAST PRODUCTS LLC,
a Delaware limited liability company

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

ATLANTIC RICHFIELD COMPANY,
a Delaware corporation

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

ARCO MIDCON LLC,
a Delaware limited liability company

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

ARCO TERMINAL SERVICES CORPORATION,
a Delaware corporation

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

PSA Amendment No. 1 Signature Page (1 of 3)

ARCO MATERIAL SUPPLY COMPANY,
a Delaware corporation

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

CH-TWENTY, INC.,
a Delaware corporation

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

PRODUCTS COGENERATION COMPANY,
a Delaware corporation

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

ENERGY GLOBAL INVESTMENTS (USA) INC.,
a Delaware corporation

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

PSA Amendment No. 1 Signature Page (2 of 3)

BUYER:

TESORO REFINING AND MARKETING
COMPANY

By:	/s/ DAN ROMASKO
Name:	Dan Romasko
Title:	Executive Vice President, Operations

PSA Amendment No. 1 Signature Page (3 of 3)

SCHEDULE 1

Form of Transition Services Agreement

[see attached]

Schedule 1

TRANSITION SERVICES AGREEMENT
This Transition Services Agreement (this “Agreement”) is made and entered into as of this [__] day of [_________], 2012 (the “Effective Date”) by and between BP WEST COAST PRODUCTS LLC, a limited liability company organized and existing under the laws of the State of Delaware (“BPWCP”) and TESORO REFINING AND MARKETING COMPANY, a corporation organized and existing under the laws of the State of Delaware (the “Company”). BPWCP and the Company are each referred to individually as a “Party” and referred to collectively as the “Parties.”
BPWCP and certain of its Affiliates and the Company have entered into a Purchase and Sale Agreement, dated as of August 8, 2012 (the “PSA”), under which BPWCP and certain of its Affiliates have agreed to sell to the Company and the Company has agreed to purchase from them substantially all of the assets, and assume and acquire certain of the rights and liabilities of the Business.
The Parties agreed in the PSA to enter into a transition services agreement in which BPWCP would provide to the Company services with respect to the operation of certain portions of the Business for a limited time period after Closing.
The Parties therefore agree as follows:
ARTICLE 1
SERVICES

1.1	Services.
(a)    During the term set forth in the Term Sheets, as provided in Article 2, BPWCP shall provide, or cause to be provided, services to the Company in relation to the operation of the Business, upon the terms and subject to the conditions of this Agreement (individually, each a “Service” and, collectively, the “Services”).
(b)    The Services are comprised of each of the services and functions to be provided to the Business as enumerated in the term sheets appended to Schedule 1.1(b) (the “Term Sheets”) and any additional activities and functions that are reasonably required for the proper performance of the enumerated services and functions (other than any activities and functions that are expressly excluded), with the intent that the Services shall facilitate the uninterrupted operation of the Business after the Closing to a level and quality of service consistent with that achieved by BPWCP in the conduct of its own operations prior to the execution of the PSA (but subject to Section 7.5 therein).
(c)    BPWCP shall provide consulting Services to the Company pursuant to this Agreement as required pursuant to Section 3.2 of the Technology Agreement for a Term of up to twelve (12) months in an amount agreed to by the Parties pursuant to Section 7.11 of the PSA for a fee equal to BP’s actual cost. In addition, BPWCP shall continue to operate, maintain and support, for up to twelve months after the Closing and for the benefit of the Company, any IT System that is licensed to BPWCP or an Affiliate pursuant to a Consent Required License (as defined in the Technology Agreement) until the license is assigned or transferred to Company as provided in the Technology Agreement, or until alternative arrangements are made as provided in Section 7.2 or 7.11 of the PSA, but only to the extent that such Services are permitted under the terms of the Consent Required License and the Company pays BP’s actual costs incurred in providing such Services.
(d)    The Services may be provided to the Company, or the Business, from BPWCP directly or through one or more of its Affiliates or Third Party Providers (as defined below). For purposes of this Agreement, (i) with respect to the provision of the Services, it is understood that the term “BPWCP” includes BPWCP, its Affiliates, and any Third Party providing Services to the Company or the Business on BPWCP’s behalf (provided that BPWCP shall remain liable for the performance of BPWCP’s obligations hereunder, whether such obligations are performed by BPWCP, an Affiliate or a Third Party), and (ii) with respect to the receipt of the Services, it is understood that the term “Company” includes the Company (or its permitted successor(s) and assign(s)) and the Business, as the case may be, with respect to any Service described in a Term Sheet.
(e)    The Services are provided solely for the exclusive use and benefit of the Company.
(f)    BPWCP and the Company may, by mutual written agreement, amend the Services to include other services in exchange for additional fees (“Additional Services”). Unless specifically stated to the contrary within a Term Sheet, and subject to Article 2, any such Additional Services will be deemed to be a “Service” for the remainder of the Term or, if applicable, the Extended Term.
(g)    In this Agreement:

(i)	“Existing” means existing on the Execution Date of the PSA.

(ii)
“BP Indemnitees” means BP, each of BP’s Affiliates, and the officers, directors, independent contractors, partners, shareholders, members, managers, employees, agents, and successors and assigns of BP and BP’s Affiliates.

(iii)	“Claim” means any action, suit, proceeding or demand brought against a Party by a third party that is not an Affiliate of a Party.

(iv)
“Company Indemnitees” means Company, each of Company’s Affiliates, and the officers, directors, independent contractors, partners, shareholders, members, managers, employees, agents, and successors and assigns of Company and Company’s Affiliates.

(v)	“Indemnified Losses” means (i) any and all damages, penalties, costs and fines that are finally awarded against a Party by a court of competent jurisdiction or governmental authority in connection with a Claim and associated costs of defense (including court costs and reasonable attorneys’ fees and expenses), and (ii) any amounts paid in settlement of a Claim.

(vi)
“Third Party IP” means any and all third party software and other Intellectual Property owned by third parties that is used by BPWCP, or provided to the Company by BPWCP, in the course of providing the Services.

1.2	Level of Services and Limitations.
(a)    BPWCP will perform the Services with reasonable care and in the manner and at a relative level of service (including type, quality, quantity, and level of priority) (i) substantially similar to the Services provided in the ordinary course of business with respect to the Business in the six month period prior to execution of the PSA, and (ii) in accordance with the specific provisions of each Term Sheet, as applicable. Nothing in this Agreement will require BPWCP to favor the businesses of the Company over its own businesses or those of any of its divisions, business units, or Affiliates. The Company will not be entitled to any new service or to substantially increase its use of any of the Services above the level of use specified in this Agreement or in an applicable Term Sheet, without the prior written consent of BPWCP. To the extent any Services are being provided to the Business by a Third Party on the date of this Agreement, BPWCP will use Reasonable Efforts to provide or procure the provision of the Services to the Company by such Third Party for the applicable term of such Service.
(b)    From the Effective Date and throughout the Term, BPWCP shall:

(i)
With respect to Existing BPWCP personnel who have experience with the systems and processes that are included within the Services, use Reasonable Efforts to retain them in the positions they occupied on the Execution Date of the PSA;

(ii)	ensure that its personnel whose decisions are necessary for the performance of the Services are available at reasonable times for consultation by the Company on any matter relating to the Services;

(iii)
facilitate Company’s communication with Existing third party suppliers and vendors to enable Company to establish its own sources of supply of products and services used in the performance of the Services;

(iv)	except as (i) expressly provided otherwise in a schedule to this Agreement or in a Term Sheet or (ii) authorized to do so in advance in writing by the Company, not use, access, attempt to access, or interfere with any of the Company’s information technology systems or data;

(v)
maintain Existing system controls, system and data backup and recovery procedures, and physical and logical security procedures, controls and safeguards to protect the confidentiality and integrity of Business data that is processed and/or stored by BPWCP as part of the Services; and

(vi)
cooperate with the Company in implementing and observing security arrangements, requirements, or protocols that the Company considers reasonably appropriate to prevent BPWCP or any Third Party from using or accessing any of the Company’s information technology systems or data to the extent that such use or access is not in connection with the Services or is otherwise without authorization.

(c)    In providing the Services, except as required pursuant to Section 2.6 or unless specifically set forth in the PSA or a Term Sheet, BPWCP is not obligated to:

(i)
purchase, lease, or license any additional equipment or software; provided, however, that if requested by the Company in writing, BPWCP may, in its sole discretion, elect to purchase, lease, or license equipment or software if such equipment or software is reasonably necessary for the provision of Services hereunder, and the Company shall reimburse BPWCP for all costs associated with such purchases, leases, or licenses;

(ii)	create or supply any documentation or information not existing as of the date of this Agreement or available through minimal efforts of BPWCP (as reasonably determined by BPWCP);

(iii)
enter into additional contracts with Third Parties providing services to BPWCP or any of its Affiliates (“Third Party Providers”) or change the scope of current agreements with Third Party Providers. However, if requested by the Company in writing, BPWCP may, in its sole discretion, (A) elect to enter into additional contracts or change the scope of current agreements with Third Party Providers if BPWCP believes that such additional or changed agreements are reasonably necessary for the provision of the Services or (B) undertake such matters as Additional Services under this Agreement. In connection with the foregoing, the Company agrees to reimburse BPWCP for all charges payable to such Third Party Providers and actual incremental costs, if any, incurred by BPWCP and attributable to such additional or changed agreements.

(d)    BPWCP’s obligation to provide the Services shall be conditioned upon and subject to any legal obligations, prohibitions or restrictions applicable to it, and this Agreement shall not obligate BPWCP to violate, modify or eliminate any such obligation, prohibition or restriction. For the avoidance of doubt, BPWCP is not obligated to provide any Service to the extent and for so long as the performance of such Service: (i) would require BPWCP to violate any applicable Laws; (ii) would result in the breach of any software license or other applicable contract, including any Third Party Provider agreement relevant to the provision of the Services; or (iii) requires information or assistance from the Company that the Company has failed to provide. This Agreement is a purely commercial transaction between the Parties and nothing stated in this Agreement shall operate to create any special or fiduciary duty between the Parties. Notwithstanding anything to the contrary, all matters pertaining to the employment, supervision, compensation, promotion and discharge of any personnel of BPWCP are the responsibility of BPWCP. All such employment arrangements are solely BPWCP’s obligation, and the Company shall have no liability with respect thereto.
(e)    If any Service is performed by a Third Party Provider: (i) all charges from such Third Party Provider that are attributable to the Services provided to the Company are included in the fees payable to BPWCP unless expressly provided to the contrary in a Term Sheet; (ii) BPWCP shall be solely responsible for directing and supervising such Third Party Providers; and (iii) the Company shall not, in any circumstance, attempt to independently direct or instruct such Third Party Provider’s activities without BPWCP’s express, prior written authorization for such direction or instruction.
(f)    Except as may be expressly contemplated by the PSA, BPWCP is not obligated to assign any licenses, rights, or contracts to the Company.

1.3	Assumption of Services; Partial Termination.
(a)    The Company will assume performance of all of the Services described in this Agreement as soon as commercially practicable following the Effective Date, with the goal of conducting for itself the Services on or prior to the applicable Term Sheet Termination Date for each Service as set forth in the applicable Term Sheet. BPWCP has no obligation to perform any Services after the termination of such Service pursuant to the terms of the applicable Term Sheet. The Company shall, with BPWCP’s reasonable assistance, obtain all approvals, permits and licenses, complete any registrations, and implement any systems, in each case, as may be reasonably necessary for it to perform the Services independently as soon as commercially practicable following the Closing.
(b)    The Company may terminate any Service by giving BPWCP not less than 20 Business Days’ prior written notice. The termination notice shall specify the effective date of termination, which shall be no more than 60 days after the date of the notice. If the Company terminates some but not all of the Services provided pursuant to a Term Sheet, the parties shall negotiate an equitable adjustment to the fees payable pursuant to that Term Sheet with the intent that any cost savings resulting from the cessation of the terminated Services shall be passed through to the Company. BPWCP shall use Reasonable Efforts to eliminate and/or reduce costs as Services are terminated so as to minimize the ongoing fees payable by the Company. If the Company terminates a Term Sheet in its entirety, all of the fees payable for Services pursuant to that Term Sheet shall cease to accrue on and from the effective date of termination, and BPWCP shall refund the Company any prepaid Service fees that are attributable to periods of Service on and after the effective date of termination. The Company shall not be required to pay any early termination fees (including breakage fees, demobilization fees or similar early termination charges to Third Party Providers) except as expressly provided in a Term Sheet.

1.4	Records.
If charges for any Service to the Company are on an hourly time and/or materials basis, then BPWCP shall maintain or cause to be maintained at its offices time and/or cost of materials records as are customarily maintained by or for its own operations relating to the Services rendered under this Agreement. During the Term and, if applicable, the Extended Term, the Company will have the right to request and receive copies of such records of BPWCP no more than once in each two month period following the Effective Date.

1.5	Managers and Sponsors.
(a)    During the Term, (i) BPWCP shall appoint one of its employees (the “BPWCP Manager”) who will have overall responsibility for managing and coordinating the delivery of the Services and will coordinate and consult with the Company Manager (as defined below) and (ii) BPWCP shall appoint one of its employees (the “BPWCP Sponsor”) who will have sole responsibility for receiving and responding to requests from the Company Sponsor (as defined below) for approved Company employees’ access to any BPWCP networks or other external connectivity systems provided by BPWCP as part of the Services. BPWCP may, at its reasonable discretion, following consultation with the Company Manager, select other individuals to serve in the capacity of the BPWCP Manager and/or BPWCP Sponsor during the Term or any Extended Term. The BPWCP Manager and the BPWCP Sponsor are designated in Schedule 1.5(a).
(b)    During the Term, (i) the Company will appoint one of its employees (the “Company Manager”) who will have overall responsibility for managing and coordinating receipt of the Services and will coordinate and consult with the BPWCP Manager and (ii) the Company shall appoint one of its employees (the “Company Sponsor”) who will have sole responsibility for sending requests to the BPWCP Sponsor for approved Company employees’ access to any BPWCP networks or other external connectivity systems provided by BPWCP as part of the Services. The Company may, at its reasonable discretion, following consultation with the BPWCP Manager, select other individuals to serve in the capacity of the Company Manager and/or Company Sponsor during the Term or any Extended Term. The Company Manager and the Company Sponsor are designated in Schedule 1.5(b).
(c)    The BPWCP Manager and the Company Manager will serve as the respective primary points of contact for BPWCP and the Company between the Parties, and will meet regularly to

(i)
discuss and, as reasonably needed, jointly develop, monitor and oversee the implementation of appropriate plans for separating the Business from BPWCP’s businesses and operations, and for preparing the Business for standalone operation not later than the Agreement Termination Date; and

(ii)	address issues and attempt to resolve disputes that may arise during the course of this Agreement.
(d)    Any instruction, direction, or approval given by the Company Manager to the BPWCP Manager will be deemed to be given by the Company, and BPWCP will be entitled to act on such instruction, direction, or approval, provided it is not in conflict with the terms of this Agreement. Any instruction, direction, or approval given by the BPWCP Manager to the Company Manager will be deemed to be given by BPWCP, and the Company will be entitled to act on such instructions, direction, or approval.

1.6	Company Obligations.
From the Effective Date and throughout the Term and any Extended Term, the Company shall:
(a)    at its own cost, promptly provide to BPWCP’s personnel and its contractors or agents engaged in providing Services all information (including copies of documents and data) and other assistance reasonably requested by such personnel, contractors, or agents as needed to provide or procure the provision of the Services to the Company;
(b)    ensure that the Company’s personnel whose decisions are necessary for the performance of the Services are available at reasonable times for consultation on any matter relating to the Services;
(c)    except as (i) expressly provided otherwise in a schedule to this Agreement or in a Term Sheet or (ii) authorized to do so in advance in writing by BPWCP, not use, access, attempt to access, or interfere with any of BPWCP’s information technology systems or data;
(d)    cooperate with BPWCP in implementing and observing security arrangements, requirements, or protocols that BPWCP considers reasonably appropriate to prevent the Company or any Third Party from using or accessing any of BPWCP’s information technology systems or data without authorization; and
(e)    provide BPWCP’s personnel and its contractors or agents engaged in providing Services with electronic and physical access to the Company’s premises and facilities as reasonably necessary to perform the Services. The extent of such access will be no less than the access formerly required to properly provide analogous or comparable services to the Business prior to execution of the PSA. All rights of access under this clause will at all times be subject to the Company’s applicable health, safety, security, and environmental policies; and

(f)    perform all other obligations of the Company as specified in the Term Sheets.

1.7	Validity of Data and Information.
BPWCP is entitled to rely upon the genuineness, validity, and truthfulness of any data, document, instrument, or other writing furnished by the Company in connection with the performance of the Services unless such document, instrument, or other writing appears on its face to be erroneous, fraudulent, false, or forged.

1.8	Warranties.
BPWCP represents and warrants that:
(a)    The performance of the Services will not result in the breach of any license with respect to IT Systems or other Third Party Intellectual Property, or any other applicable contract, including any Third Party Provider agreement relevant to the provision of the Services.
(b)    The only Third Party Provider and Third Party licensor consents that must be obtained in order to permit BPWCP to fully perform the Services as contemplated by this Agreement are listed in Schedule 1.8(b).

ARTICLE 2
TERM AND TERMINATION

2.1	Term of Services.
(a)    The term of this Agreement will commence on the Effective Date and will continue until all Services rendered pursuant to any Term Sheet have been terminated pursuant to the terms of each such Term Sheet (the “Term”). Subject to Sections 2.2 and 2.3, this Agreement will terminate at the end of the Term or, if applicable, the Extended Term (the “Agreement Termination Date”).
(b)    Some Services will not necessarily be provided by BPWCP at all times during the entire Term or, if applicable, the Extended Term. Each of the Term Sheets sets out the date on which the Service(s) provided pursuant to such Term Sheet will end (the “Term Sheet Termination Date”) during the Term. Unless the Term Sheet Termination Date for a particular Service provided hereunder is extended pursuant to the terms of this Agreement, such date shall be the termination date as to such Service and, for the avoidance of doubt, notwithstanding anything to the contrary contained herein, BPWCP shall have no obligation to provide any Service hereunder after the Term Sheet Termination Date for such Service. Notwithstanding the termination of the provision of any Service prior to the Agreement Termination Date, this Agreement will continue in effect until the Agreement Termination Date or the last date on which the Parties mutually agree that the last Service is to be delivered to the Company, whichever is earlier.

2.2	Extended Term.
(a)    Company may elect, in its sole discretion, to extend the Term of a Term Sheet by up to 180 days by giving written notice of such extension to BPWCP at least 30 days before the applicable Term Sheet Termination Date. Any further extension of the Term for such Term Sheet is permitted only with the prior written agreement of BPWCP. The period of extension of the Term Sheet is referred to as the “Extended Term” and the Services provided during the Extended Term are referred to as the “Extended Services”. Company may exercise such extension rights independently for each Term Sheet.
(b)    Other than as set forth in Section 2.2(a), there will be no extensions of any of the Term Sheet Termination Dates for any Services.
(c)    The Fees for any Extended Services will be increased by ten percent (10%) of the Fees applicable to each such Service during the initial term associated with the provision of such Service. Alternatively, in lieu of such increase BPWCP has the right to pass through to the Company any increases in BPWCP’s own direct costs and the Third Party costs to provide such Extended Services relative to such costs during the initial term associated with the provision of such Service. BPWCP shall substantiate any such increase in costs to the Company’s reasonable satisfaction.

2.3	Early Termination.
(a)     This Agreement and any Term Sheet may be terminated prior to the Agreement Termination Date or Term Sheet Termination Date, respectively, as follows:

(i)	by mutual written consent of the Company and BPWCP;

(ii)	by the Company, as to any particular Service, under Section 1.3(b);

(iii)
by the Company, on the one hand, or BPWCP, on the other hand, if the other Party breaches any of its material covenants or other material obligations in this Agreement, and fails to cure such breach as promptly as commercially practicable but in any event within 20 Business Days after receipt of written notice from the non-breaching Party of such breach (which notice must specify, in commercially reasonable detail, the nature of such breach); at the expiration of such cure period, the non-breaching Party is entitled to immediately, by written notice to the breaching Party, terminate this Agreement, without penalty, liability, or further obligation (except for those obligations that have accrued prior to the termination of this Agreement);

(iv)	by either Party upon the occurrence of an Insolvency Event in respect of a Party; or

(v)	by either Party pursuant to Section 7.7(c).

(b)    “Insolvency Event” means, in relation to any Party, that such Party:

(i)	files a petition commencing a voluntary case under any chapter of the federal bankruptcy laws; or

(ii)
files a petition or answer or consent seeking reorganization, arrangement, adjustment or composition under any similar applicable federal law, or consents to the filing of any such petition, answer or consent; or

(iii)
appoints or consents to the appointment of a custodian, receiver, liquidator, trustee, assignee or other similar official in bankruptcy or insolvency with respect to such Party of any substantial part of its property; or

(iv)
has an order for relief against such Party entered by a court having jurisdiction in the premises under any chapter of the federal bankruptcy laws, and such order remains in force undischarged or unstayed for 30 days; or

(v)
has a decree or order of a court having jurisdiction in the premises for the appointment of a custodian, receiver, liquidator, trustee, assignee or other similar official in bankruptcy or insolvency of such Party or any substantial part of its property, or for the winding up or liquidation of its affairs, has been entered, and such decree or order has remained in force undischarged or unstayed for a period of 30 days; or

(vi)	has admitted in writing its inability to pay its debts generally as they become due or has made an assignment for the benefit of its creditors; or

(vii)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in (i) to (vi) inclusive.
For the avoidance of doubt, an Insolvency Event shall not occur in relation to a Party as a result of any proceeding, process or other administrative action taken which is vexatious, frivolous or an abuse of the process of the court.

(c)    If a Party has the right to terminate this Agreement in its entirety (including all Term Sheets) pursuant to Section 2.3(a) then such Party may, in lieu of terminating this Agreement in its entirety, elect to terminate one or more Term Sheets without terminating this Agreement or the remaining Term Sheets.

(d)    If this Agreement is terminated prior to the Agreement Termination Date pursuant to Section 2.3(a), then such earlier date of termination will be deemed to be the Agreement Termination Date.
2.4    Suspension of Services for Non-Payment. If any undisputed amount exceeding US$250,000 due to BPWCP in respect of Services delivered by BPWCP to the Company is not the subject of a bona fide dispute and is not paid when due (or paid into escrow as provided in Section 3.3(b)), BPWCP may provide written notice to the Company that the amount is due and unpaid and, if the Company has not paid the unpaid amount in full by the date falling seven (7) Business Days from the date of receipt of BPWCP’s written notice, BPWCP may immediately suspend further deliveries of that Service and all dependent Services to which such non-payment relates until payment of such outstanding amount is received by BPWCP.

2.5	Survival.
Notwithstanding anything to the contrary in Sections 2.1, 2.2, or 2.3, (a) the Parties’ obligations in Sections 2.5 and 2.6, Article 5, Article 6, and Article 7 of this Agreement will survive any termination of this Agreement or any Term Sheet and (b) any termination of this Agreement is without prejudice to any rights or obligations arising out of or in connection with this Agreement which have vested, matured, or accrued prior to such termination.

2.6	Procedures Upon Termination of Services.
(a)    Upon termination of a Service under this Agreement, to the maximum extent permitted by applicable Laws, the Parties shall comply with the following disengagement provisions:

(i)
Not less than 90 days before the scheduled Termination Date the Parties shall develop a plan detailing each Party’s responsibilities with respect to the transfer of operational responsibility for the Services to the Company or its designee (the “Transition Plan”). The Transition Plan shall include a plan for the migration of any Company Business Information that is processed and/or stored in BPWCP systems to Company systems. BPWCP shall provide all information reasonably requested by the Company in connection with the development and execution of the Transition Plan, including (i) support for the design, planning and execution of a data migration for Company Business Information stored in BPWCP systems (it being understood that the Company shall be primarily responsible for the migration, and that BPWCP’s role shall be to support the migration); (ii) cooperating with the Company in the preparation for and conduct of migration testing; (iii) delivering Company-requested data files for Company Business Information, with content listings and control file information, in a file format reasonably acceptable to the Company; and (iv) providing parallel processing and support for testing as requested by the Company.

(ii)
In accordance with the Transition Plan (or, in the absence of agreement on the timing for data migration, on the effective date of termination of a Service) BPWCP shall deliver to the Company all Business Information of the Company in BPWCP’s possession, including all books, records, contracts, receipts for deposits and all other papers or documents maintained by BPWCP that pertain exclusively to such Service, except that BPWCP may retain archival copies of materials provided to the Company under this Section 2.6;

(iii)
In accordance with the Transition Plan (or, in the absence of agreement on the timing for data migration, on the effective date of termination of a Service) the Company shall deliver to BPWCP all Business Information of BPWCP in the Company’s possession that is no longer required in connection with the Company’s use of any continuing Services (excluding any Business Information of the Company that is to be delivered to the Company pursuant to paragraph (ii) and any other BPWCP Business Information that the Company is entitled to retain pursuant to the PSA, except that the Company may retain archival copies of materials provided to BPWCP under this Section 2.5; and

(iv)
BPWCP shall provide the assistance and support described in this Section 2.6(a) as far as practicable utilizing existing personnel and resources, at no additional charge to the Company. If additional resources are reasonably required, BPWCP may pass through the actual cost of those resources to the Company without markup. BPWCP shall notify the Company in advance of any additional resources and charges that will be payable pursuant to this paragraph (iv).

(b)    The Parties’ treatment of any of archival copies retained pursuant to Sections 2.6(a)(i) and 2.6(a)(ii) will continue to be governed by Article 6 of this Agreement, as applicable thereto.
(c)    Upon the expiration or termination of the term for each Service, the Company shall certify to BPWCP in writing that all software for which consents were obtained for use by BPWCP or BPWCP’s Affiliates in connection with the provision of each such Service has either been de-installed or has been licensed by the Company from the applicable Third Party. BPWCP has the right to confirm, at the Company’s expense, that after the expiration or termination of the term for each Service the use by the Company of all such software has either ceased or continues only under license(s) the Company has acquired from the applicable Third Party.

ARTICLE 3
COMPENSATION

3.1	Fees.
As consideration for the Services, the Company shall pay, or cause to be paid, to BPWCP the amount specified for each Service as set forth in the applicable Term Sheet (collectively, the “Fees”).

3.2	Invoices.
Within 20 Business Days after the end of each calendar month, BPWCP and each of its Affiliates providing Services will submit one invoice to the Company for all Services either provided during such calendar month under this Agreement or to be provided in future months and which are to be paid in advance pursuant to a Term Sheet. The invoices will include a reasonably detailed description of, and specify the amount for, each type of Service.

3.1	Time of Payment; Disputes; Interest; No Deductions.
(a)    The Company shall pay, or cause to be paid, all amounts due under this Agreement within 20 Business Days after the proper delivery of each invoice (the “Payment Date”). Such payment shall be made in immediately available funds by bank wire transfer to an account designated by BPWCP.
(b)    The Company shall promptly notify BPWCP, and in no event later than 10 Business Days following receipt of such invoice, of any objection of the Company with regard to such invoice. If requested by the Company in such notice of any objection, BPWCP shall promptly furnish to the Company reasonable documentation to substantiate the amounts billed including listings of the dates, times, and amounts of the Services in question, where applicable and practicable. Upon delivery of such documentation, the Company and BPWCP shall cooperate in good faith and use Reasonable Efforts to resolve any remaining dispute expeditiously. Upon the request of BPWCP, the Company shall escrow disputed amounts that exceed US$250,000. Neither Party shall place (or allow the placement) of any lien or encumbrances on or against any such escrowed amounts. In connection therewith, each Party hereby agrees to indemnify, defend and hold harmless the other Party against any and all Losses (as defined below) arising in connection with any such lien or encumbrance placed upon the escrowed amounts. Any adjustment payment required to be made in accordance with the resolution of a dispute shall be made within five (5) Business Days of the date of that resolution.
(c)    If the Company has not paid any undisputed amounts of an invoice by its due date, such undisputed amounts will accrue interest at the maximum rate allowed by Law or a rate equal to the Interest Rate and the Company shall pay BPWCP such accrued interest.
(d)    Any amount subsequently determined to have been wrongly withheld and any amount subsequently determined to have been overbilled, shall bear interest at the above rate from (and including) the date when the amount should have been paid if the dispute had not occurred until (but excluding) the date of actual payment in full of such amount and such interest.

(e)    Any fees and charges that are paid by the Company (whether or not disputed) and that are subsequently determined to have been overbilled shall bear interest at the above rate from (and including) the date when the amount was paid until (but excluding) the date of actual payment in full of such amount and such interest.
(f)    Subject to compliance with applicable Law, the Parties shall cooperate so as to minimize the requirement for any such withholding. If the Parties agree to the Payment Date, they may net invoices for all undisputed amounts that are due to each other on the same date pursuant to this Agreement. In that case, prior to the Payment Date, the Parties shall confirm in writing the invoice amounts and the amount remaining, if any, after net out to the Party owed the balance. Notwithstanding the above, payments for any quantity, quality, demurrage or other claims shall not be included in the netting of invoices.

3.2	Taxes.
BPWCP and the Company shall each be responsible for fifty percent (50%) of all state, county and local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement.

3.3	Audit.
Either Party, upon at least thirty (30) days prior written notice to the other Party, shall have the right to audit such other Party's records pertaining to performance under this Agreement and the fees charged hereunder, in each case during the prior twelve (12) month period or any portion thereof. The Party conducting the audit shall do so at the offices of the other Party, unless otherwise agreed, during normal business hours, and shall make every reasonable effort to conduct the audit in a manner that will result in a minimum of inconvenience to the Party being audited. The Party audited shall provide reasonable cooperation and assistance in the conduct of the audit and shall reply in writing to an audit report within sixty (60) days after receipt of such report.
ARTICLE 4
FORCE MAJEURE
(a)    Subject to Paragraph (c) below, a Party will not be liable for any failure to perform its obligations under this Agreement, including any transaction, to the extent that such failure or delay may be due to any of the following events (each such event, a “Force Majeure” event):

(i)	Compliance with any requirement of applicable Laws.

(ii)
Restriction or cessation of provision of Services due to the imposition of conditions or requirements by any Government Authority that makes it necessary to cease or to reduce the provision of the Services.

(iii)	Hostilities of war (declared or undeclared), embargoes, blockades, civil unrest, riots or disorders, terrorism, or sabotage.

(iv)	Fires, explosions, lightning, maritime peril, collisions, storms, landslides, earthquakes, floods, and other acts of God.

(v)
Strikes, lockouts, or other labor difficulties (whether or not involving employees of BPWCP or the Company); provided, however, that settlement of strikes and other labor difficulties shall be wholly within the discretion of the Party having difficulty.

(vi)	Disruption or breakdown of production or transportation facilities, equipment, labor or materials, including, without limitation, the closing of harbors, railroads or pipelines.

(vii)
Any other cause whether or not of the same class or kind, whether foreseeable or unforeseeable, that is reasonably beyond the control of either Party to the extent such event prevents or interferes with the performance of this Agreement, including any transaction, which, by the exercise of due diligence, such Party could not have been able to remedy, avoid or overcome.

(b)    For purposes of this Agreement, the term “Force Majeure” expressly excludes (a) a failure of performance of any person other than the Parties, except to the extent that such failure was caused by an event that would otherwise satisfy the definition of a Force Majeure event as set forth in this Article 4, (b) any lack of a market or unfavorable market conditions for any good supplied hereunder, (c) any failure by a Party to apply for, obtain or maintain any permit, approval, or right of way necessary under applicable Law for the performance of any obligation hereunder, (d) a Party’s inability to economically perform its obligations under this Agreement, and (e) any failure of performance that could have been avoided through the use of commercially reasonable alternative sources and workarounds.
(c)    Nothing in Paragraph (a) above shall relieve the Company of the obligation to pay in full any amount due for the Services actually provided hereunder.
(d)    In the event that either Party believes a Force Majeure event has occurred that will require it to invoke the provisions in this Article 4, such Party shall give verbal notice to the other Party as soon as possible followed by written notice, within two (2) Business Days following the occurrence of such event, of the underlying circumstances of the particular causes of Force Majeure, the expected duration thereof and the Services affected. The Party claiming Force Majeure shall also use Reasonable Efforts to give the other Party notice of termination of the event of Force Majeure and the date when performance is expected to resume.
(e)    If provision of the Services are suspended pursuant to this Article 4 and said suspension continues for a period of thirty (30) days or more, such Services may be cancelled at the option of the Party other than the Party claiming Force Majeure by giving written notice to the Party claiming Force Majeure and without further liability of either of the Parties with respect to such Services (other than any obligations arising pursuant to this Agreement prior to the occurrence of such Force Majeure event).
ARTICLE 5
INDEMNITY AND RELEASE

5.1	IP Indemnities.
(a)    Subject to Section 5.1(b), Company agrees for itself, its successors and permitted assigns, to defend and hold the BP Indemnitees harmless from and against all Claims, and pay Indemnified Losses incurred by or imposed on any of them with respect to such Claims, that arise in connection with the Company, its successors, or permitted assigns’ use of any of the Third Party IP in a manner not authorized by this Agreement.
(b)    BP agrees for itself, its successors and permitted assigns, to defend and hold the Company Indemnitees harmless from and against all Claims, and pay Indemnified Losses incurred by or imposed on any them with respect to such Claims, that (i) arise as a result of any breach of this Agreement by BP or any of its Affiliates, or (ii) (provided Company complies with its obligations under this Agreement) are based on an allegation that the possession or use of any Third Party IP by Company, its successors or permitted assigns infringes or constitutes a misappropriation of the Intellectual Property rights or contractual rights of any third party.

5.2	Indemnification Procedures; Determination of Losses; Limitation of Losses.
(a)    A BPWCP Indemnitee or Company Indemnitee (each an “Indemnified Party”) may make a claim for indemnification hereunder by giving written notice (a “Claim Notice”) to the indemnifying party. Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof to the extent known by the Indemnified Party. The indemnifying party shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within 20 Business Days (the “Response Period”) after the date that the Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the indemnifying party disputes the claim for indemnification described in the Claim Notice and whether the indemnifying party will defend the Claim specified in such Claim Notice at its own cost and expense. If the indemnifying party fails to give a Claim Response within the Response Period, the indemnifying party shall be deemed to have disputed the claim for indemnification described in the related Claim Notice and to have elected not to defend any Claim specified in such Claim Notice. The aforesaid election or deemed election by the indemnifying party not to assume the defense of Indemnified Party with respect to any Claim specified in such Claim Notice, however, shall, except as contemplated by the following proviso, be subject to the right of the indemnifying party to subsequently assume the defense of Indemnified Party with respect to any such Claim at any time prior to settlement or final determination thereof; provided that the indemnifying party shall not have the right to so assume the defense of Indemnified Party with respect to any Claim which the indemnifying party has (or is deemed to have) previously elected not to defend to the extent that Indemnified Party would be materially prejudiced as a result of such assumption.

(b)    The Losses giving rise to any indemnification obligation hereunder shall be limited to the actual loss incurred by Indemnified Party (i.e., reduced by any Tax benefit afforded to Indemnified Party and insurance proceeds or other payment or recoupment payable to Indemnified Party as a result of the events giving rise to the claim for indemnification). Upon the request of the indemnifying party, Indemnified Party shall provide the indemnifying party with information sufficient to allow the indemnifying party to calculate the amount of the indemnity payment in accordance with this Section 5.2(b). An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use Reasonable Efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.
(c)    NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER BPWCP NOR THE COMPANY SHALL BE LIABLE UNDER OR IN CONNECTION WITH THE AGREEMENT OR UNDER ANY OTHER THEORY OF LAW, WHETHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, CONTINGENT, INCIDENTAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE).

5.3	Disclaimer and Release.
TO THE MAXIMUM EXTENT ALLOWED BY LAW, AND EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE PSA: THE BPWCP INDEMNIFIED PARTIES MAKE NO (AND DISCLAIM ANY AND ALL) REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES AND THE PERFORMANCE THEREOF, INCLUDING ANY WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

5.4	Acknowledgement of the Parties; Conspicuousness.
Each Party agrees that it will not contest the validity or enforceability of any provisions of this agreement on the basis that the Party had no notice or knowledge of such provisions or that such provisions are not “conspicuous.” The Parties acknowledge and agree that the provisions contained in this Agreement that are set out in “ALL CAPS” satisfy the requirement of the “express negligence rule” and any requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.
ARTICLE 6
CONFIDENTIALITY

6.1	Confidential Information.
(a)    For purposes of this Agreement, “Business Information” means all proprietary technical, business, and financial data, documents, plans, Intellectual Property, and other information, in whatever form, relating to the operations, businesses, suppliers, customers, personnel or assets of a Party or its Affiliates (the “Discloser”) that is disclosed to or received by the other Party (the “Recipient”) in the course of or in connection with this Agreement. Each Recipient shall hold the Business Information of the Discloser, and will cause its Affiliates, directors, officers, employees, agents, representatives, successors, assigns, accountants, and advisors to hold, in confidence, and not use or disclose such Business Information, except as reasonably required for the purposes of this Agreement or otherwise expressly permitted hereunder. The restrictions of this Article 6 shall not apply to Business Information that

(i)	is or becomes generally available to the public through no breach of this section by the Recipient;

(ii)	was in the Recipient's possession free of any obligation of confidence prior to the time of receipt of it by the Recipient hereunder;

(iii)	is developed by the Recipient without benefit of any of the Discloser's Business Information;

(iv)	is rightfully obtained by the Recipient from third parties authorized at that time to make such disclosure without restriction; or

(v)	is identified in writing by the Discloser as no longer proprietary or confidential.
(b)    If a Recipient or any of its respective Affiliates, directors, officers, employees, or agents is requested pursuant to, or required by, Law to disclose any Business Information of the Discloser, such Recipient shall notify the Discloser promptly in writing of such requirement so that the Discloser may seek a protective order or other appropriate remedy or waive compliance with this Article 6, and if no such protective order or other remedy is obtained, or the Discloser waives compliance with this Article 6, the Recipient will disclose only that portion of such Business Information which it is advised in writing by its legal counsel is legally required to be disclosed and will use its Reasonable Efforts to obtain assurances that confidential treatment will be accorded such Business Information.
6.2    Length of Confidentiality Obligation. Each Party agrees to maintain and protect the confidentiality of any Business Information that constitutes a trade secret for as long as such information remains a trade secret, and to protect all other Business Information of the other Party as set forth in this Article 6 for a period of [five] years from the Termination Date.
ARTICLE 7
ADDITIONAL MATTERS
7.1    Governing Law. The Agreement shall be governed by the internal laws of the State of Texas, without giving effect to its provisions relating to choice of law. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

7.2    Arbitration. Any unresolved dispute arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled in accordance with the American Arbitration Association (“AAA”) rules for commercial arbitration in effect on the date of this Agreement. The arbitrators shall be independent and selected by AAA. If the total amount in dispute is less than One Million US Dollars ($1,000,000) there shall be a single (1) arbitrator. If the total amount in dispute is One Million US Dollars ($1,000,000) or greater, there shall be three (3) arbitrators. The award of the arbitrators shall be accompanied by a reasoned opinion. The United States Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this Agreement. Judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration shall be Houston, Texas, and the language of the arbitration shall be English. The arbitrators are not empowered to award consequential, indirect, special, punitive or exemplary damages, and each Party hereby irrevocably waives any damages in excess of actual damages. Either Party may apply to the arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal's determination of the merits of the controversy). The United States District Court for the Central District of California and the courts of the State of California located in Los Angeles County shall have jurisdiction to hear any action to compel arbitration or any other judicial proceedings with respect to this Agreement.
7.3    Assignment.
(a)    Neither of the Parties to this Agreement shall assign this Agreement or any rights or obligations hereunder without the previous consent in writing of the other Party, which shall not be unreasonably withheld or delayed. In the event of an assignment in accordance with the terms of this Section 7.3, the assignor shall nevertheless remain responsible for the proper performance of this Agreement. Notwithstanding the foregoing, either Party may assign this Agreement to any of its Affiliates.
(b)    Any purported assignment other than in accordance with this Section 7.3 is null, void, and of no effect
7.4    Incorporated Terms.
(a)    The following provisions of the PSA are hereby incorporated by reference into this Agreement (except that references therein to the PSA will be deemed to be references to this Agreement, unless context clearly dictates otherwise): Schedule 1.1 (Definitions and Interpretations); Section 20.2 (No Third-Party Beneficiaries); Section 20.4 (Counterparts); Section 20.5 (Notices); and Section 20.8 (Severability); and, for purposes of convenience, copies of the foregoing are appended hereto as Exhibit A.
(b)    Capitalized terms used but not defined in this Agreement have the meanings ascribed to such terms in the PSA.

7.5    Amendment; Entire Agreement.
(a)    No amendment of any provision of this Agreement (including the Term Sheets) will be valid unless the same is in writing and signed by the Company and BPWCP.
(b)    This Agreement (including the Term Sheets and all schedules hereto) and the applicable Transaction Documents constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter of this Agreement.
7.6    Conflict or Inconsistency. In the event of any inconsistency or conflict between provisions in the body of this Agreement and the provisions in a Term Sheet, the provisions in the relevant Term Sheet shall prevail.
7.7    Anti-Corruption.
(a)    The Company and BPWCP each warrant and undertake to the other that in connection with this Agreement and the performance thereof, they will each respectively comply with all applicable Laws, regulations, rules and requirements of the United States of America, the United Kingdom or any other relevant jurisdiction relating to anti-bribery or anti-money laundering and that they shall each respectively take no action which would subject the other to fines or penalties under such Laws, regulations, rules or requirements.
(b)    The Company and BPWCP each represent, warrant and undertake to the other that they shall not, directly or indirectly pay, offer, give or promise to pay or authorize the payment of, any monies or other things of value to:

(i)	a government official or an officer or employee of a government or any department, agency or instrumentality of any government;

(ii)	an officer or employee of a public international organization;

(iii)	any person acting in an official capacity for or on behalf of any government or department, agency, or instrumentality of such government or of any public international organization;

(iv)	any political Party or official thereof, or any candidate for political office; or

(v)	any other person, individual or entity at the suggestion, request or direction or for the benefit of any of the above-described persons and entities.
(c)    The Company or BPWCP may terminate this Agreement forthwith upon written notice to the other at any time, if in their reasonable judgment the other is in breach of any of the above representations, warranties or undertakings.

7.8    Compliance with Laws. In connection with the performance of their duties and obligations hereunder, and the Parties each agree to comply with all applicable Laws, including those related to antitrust and competition law matters; provided however, notwithstanding anything to the contrary in this Agreement, neither Party shall take any action that is prohibited by or penalized under the Laws of the United States.
7.9    Independent Parties. Notwithstanding anything in this Agreement to the contrary, the Company and BPWCP are not and shall not be considered to be joint venturers, partners or agents (except as specified in this Agreement) of the other and neither shall have the power to bind or obligate the other.
The Parties have executed and delivered this Agreement as of the date first written above.

BP WEST COAST PRODUCTS LLC

By:
Name:
Title:

TESORO REFINING AND MARKETING COMPANY

By:
Name:
Title:

Schedule 1.1(b) Term Sheets

Schedule 1.1(b)(i) Base IT Services	2

Base IT Services, Subpart 1 Base IT Service 1: I-Link Service	3

Base IT Services, Subpart 2 Base IT Service 2: Extranet Service	5

Base IT Services, Subpart 3 Base IT Service 3: IT Management Support Service	7

Schedule 1.1(b)(ii) Price Book Service	9

Schedule 1.1(b)(iii) Shared IT Systems Service	13

Schedule 1.1(b)(iv) Business Applications Services	19

Business Applications Services, Subpart 1 Applications Service 1: Refining Applications Service	21

Business Applications Services, Subpart 2 Applications Service 2: Supply and Optimization Applications Service	23

Business Applications Services, Subpart 3 Applications Service 3: Pipelines and Transport Operations Applications Service	25

Schedule 1.1(b)(v) Payment Card Processing and Applications	32

Schedule 1.1(b)(vi) ABSC Service	1

Schedule 1.1(b)(i)

Base IT Services
OVERVIEW:
BPWCP will provide the following services that are considered “Base IT Services”:

•	Base IT Service 1: I-Link Service

•	Base IT Service 2: Extranet Service

•	Base IT Service 3: IT Management Support Service
The following subparts of this Schedule 1.1(b)(i) (the “Subparts”) describe each of the Base IT Services in more detail.

Base IT Services, Subpart 1

Base IT Service 1: I-Link Service

1	SERVICE OVERVIEW
The Base IT Service 1 described herein shall be referred to as the “I-Link Service.” I-Link is a proprietary connectivity solution of BPWCP that provides secure remote user access to applications and services residing on BPWCP’s global network (the “Network”).

2	DELIVERABLES AND CONDITIONS
2.1    A mutually agreed list of named employees and contractors of the Company will be provided with I-Link accounts and given a specific profile of access rights to the Network.

2.2    Provide and manage I-Link account services.

2.3    Provide, manage, support and maintain secure links to sites and applications that will be accessed via I-Link. The applications that will be accessed with I-Link are limited to those applications listed in Schedule 1.1(b)(i), Schedule 1.1(b)(ii), Schedule 1.1(b)(iii), Schedule 1.1(b)(iv), Schedule 1.1(b)(v), and Schedule 1.1(b)(vi).

2.4    Access to the Network through the I-Link Protocol will be implemented in alignment with BPWCP’s applicable digital security policies.

Help desk support for the I-Link Service and applicable application servers will be provided. The Company shall be solely responsible for desktop support of its PC image.

3	CONTACT INFORMATION
Contact for this service will be through BPWCP’s Service Desk.
Issue escalation for issues with services described in this Subpart will be through the following contacts:

BPWCP Contact:
Name: David Skudlarek
Telephone: +1 (630) 836-4710
E-Mail: david.skudlarek@bp.com

Company Contact:
Name: Judy Howard
Telephone: (210) 626-6967
E-Mail: judy.p.howard@tsocorp.com

4	FEES
Starting July 1, 2012 or on Closing, whichever occurs later, the Company will pay BPWCP a US $150 per user per year. This amount includes no more than 30 days of work per month by the number of FTEs initially assigned to the Service by BPWCP. The Company shall make all such payments to BPWCP quarterly in advance. Should the support level required to perform the Service be more than such 30 days of work by such FTEs, then BPWCP will advise the Company of such requirement and request a project be developed and designed and billed in addition to the base payment as an Additional Service. BPWCP will have no obligation to perform such Additional Service unless and until the terms and price for such Additional Service are agreed to in writing by the Company.
Users**
**[Final number of users will be determined prior to Closing.]
The costs set forth in this section do not include Fees to migrate the Business Information and/or related systems of the Company from BPWCP’s systems to the Company’s.

5	TERM AND TERMINATION
The Term Sheet Termination Date of the Service to be provided pursuant to this Subpart shall be the earlier to occur of: (a) the day on which the 12 month anniversary of the Closing Date occurs; or (b) the effective date of early termination by the Company or BPWCP in accordance with Section 2.3 of the Agreement, with no early termination penalties, provided that such effective date is not earlier than 90 days after BPWCP’s receipt of the termination notice; and further provided however, that the term of this Service shall at all times be co-terminus with the term of the Business Applications Services in Schedule 1.1(b)(iv). Upon signing of the PSA, the Company reserves the right to accept or decline this Subpart. If the Company declines or terminates this Subpart, BP is released from any obligation to provide services under any of the other Subparts of this Schedule 1.1(b)(i).

Base IT Services, Subpart 2

Base IT Service 2: Extranet Service

6	SERVICE OVERVIEW
The Base IT Service 2 described herein shall be referred to as the “Extranet Service.” The Extranet Service is a proprietary connectivity solution of BPWCP that provides secure remote access between users and applications on the Company’s network and applications residing on the Network.

7	DELIVERABLES AND CONDITIONS

•	Provide and manage Extranet Service.

•
Provide, manage, support and maintain secure links to sites and applications that will be accessed via BPWCP’s extranet. The Service Provider applications that will be accessed via the Extranet are limited to applications listed in Schedule 1.1(b)(i), Schedule 1.1(b)(ii), Schedule 1.1(b)(iii), Schedule 1.1(b)(iv), Schedule 1.1(b)(v), and Schedule 1.1(b)(vi).

•	Access to the Network through BPWCP’s extranet will be implemented in alignment with BPWCP’s applicable digital security policies.

•	All costs associated with delivering this service are included in Section 4 of this Subpart.
Help desk support for the Extranet Service will be provided.

8	CONTACT INFORMATION
CONTACT FOR THIS SERVICE WILL BE THROUGH BPWCP’S SERVICE DESK. DETAILED CONTACT INFORMATION IS provided in the Base IT Services, Subpart 3, IT Management Support Service.
Issue escalation for issues with services described in this Subpart will be through the following contacts:

BPWCP Contact:
Name: David Skudlarek
Telephone: +1 (630) 836-4710
E-Mail: david.skudlarek@bp.com

Company Contact:
Name: Judy Howard
Telephone: (210) 626-6967

E-Mail: Judy.P.Howard@tsocorp.com

9	FEES
Starting July 1, 2012 or on Closing, whichever occurs later, the Company will pay BPWCP a lump sum payment of US $94,000 per month (US $282,000 per quarter). This amount includes no more than 30 days of work per month by the number of FTEs initially assigned to the Service by BPWCP. The Company shall make all such payments to BPWCP quarterly in advance. Should the support level required to perform the Service be more than such 30 days of work by such FTEs, then BPWCP will advise the Company of such requirement and request a project be developed and designed and billed in addition to the base payment as an Additional Service. BPWCP will have no obligation to perform such Additional Service unless and until the terms and price for such Additional Service are agreed to in writing by the Company. The costs set forth in this section do not include Fees to migrate the Business Information and/or related systems of the Company from BPWCP’s systems to the Company’s.

10	TERM AND TERMINATION
The Term Sheet Termination Date of the Service to be provided pursuant to this Subpart shall be the earlier to occur of: (a) the day on which the 12 month anniversary of the Closing Date occurs; or (b) the effective date of early termination by the Company or BPWCP in accordance with Section 2.3 of the, Agreement, with no early termination penalties, provided that such effective date is not earlier than 90 days after BPWCP’s receipt of the termination notice; and further provided however, that the term of this Service shall at all times be co-terminus with the term of the Business Applications Services in Schedule 1.1(b)(iv). Upon signing of the PSA, the Company reserves the right to accept or decline this Subpart. If the Company declines or terminates this Subpart, BP is released from any obligation to provide services under any of the other Subparts of this Schedule 1.1(b)(i).

Base IT Services, Subpart 3

Base IT Service 3: IT Management Support Service

11	SERVICE OVERVIEW
The Base IT Service 3 described herein shall be referred to as the “IT Management Support Service.” The IT Management Support Service relates to support services from BPWCP provided to the Company in connection with any BPWCP Term Sheets that require the Company’s use of software or IT systems.

12	DELIVERABLES AND CONDITIONS
BPWCP will address and resolve requests from employees and contractors of the Company related to the software and IT systems included in the services in accordance with the level of services and limitations described in the Agreement. Such services can be obtained through BPWCP Contact David Skudlarek at (630) 836-4710 or david.skudlarek@bp.com, which is referred to in BPWCP Term Sheets as “BPWCP’s Service Desk.”

13	CONTACT INFORMATION
The individuals listed below will be the contacts for both the IT Management Support Service and issue escalation for all Base IT Services. These individuals will also be the authorized representatives of the BPWCP Manager and Company Manager, respectively, with regard to the Shared IT Systems Service, Business Applications Services, ABSC Service, and Base IT Services.

BPWCP IT Services Manager:
Name: David Skudlarek
Telephone: +1 (630) 836-4710
E-Mail: david.skudlarek@bp.com

Company IT Services Manager:
Name: Judy Howard
Telephone: (210) 626-6967
E-Mail: Judy.P.Howard@tsocorp.com

14	FEES
Starting July 1, 2012 or on Closing, whichever occurs later, the Company will pay BPWCP a lump sum payment of US $55,000 per month (US $165,000 per quarter). This amount includes no more than 30 days of work per month by the number of FTEs initially assigned to the Service by BPWCP. Should the support level required to perform the Service be more than such 30 days of work by such FTEs, then BPWCP will advise the Company of such requirement and request a project be developed and designed and billed in addition to the base payment as an Additional Service. BPWCP will have no obligation to perform such Additional Service unless and until the terms and price for such Additional Service are agreed to in writing by the Company. The costs set forth in this section do not include Fees to migrate the Business Information and/or related systems of the Company from BPWCP’s systems to the Company’s.

15	TERM AND TERMINATION
The Term Sheet Termination Date of the Service to be provided pursuant to this Subpart shall be the earlier to occur of: (a) the day on which the 12 month anniversary of the Closing Date occurs; or (b) the effective date of early termination by the Company or BPWCP in accordance with Section 2.3 of the Agreement, with no early termination penalties, provided that such effective date is not earlier than 90 days after BPWCP’s receipt of the termination notice; and further provided however, that the term of this Service shall at all times be co-terminus with the term of the longest duration of any Term Sheet contained herein and agreed to by the Company. Upon signing of the PSA, the Company reserves the right to accept or decline this Subpart. If the Company declines or terminates this Subpart, BP is released from any obligation to provide services under any of the other Subparts of this Schedule 1.1(b)(i).

Schedule 1.1(b)(ii)
Price Book Service

16	SERVICE OVERVIEW
As specified in the Master Franchise Agreement between BPWCP and the Company, the Company (also referred to as the “Master Franchisee”) is responsible for providing price book support for ampm Mini Markets (as defined in the Master Franchise Agreement) in the Development Area (as defined in the Master Franchise Agreement). This Schedule 1.1(b)(ii) addresses the provision by BPWCP of certain support services relating to the price book (the “Price Book Service”) should the Company require these interim services.

17	DESCRIPTION OF SERVICE
2.1    BPWCP will provide the following prior to the Company opening of new sites:
a.    Initial download of active articles currently available in the ampm price book for set-up in back office software (BOS) at retail sites
b.    Initial download of known area vendors
c.    Current, active ampm promotions
d.    Grand Opening promotions (if requested)
e.    ampm proprietary coupons offers
f.    Initial keyboard template for point of sale (POS)
g.    Templates for site specific flex articles
2.2    During the Term of this Term Sheet, the Price Book Service will be provided for Company ARCO Sites that continue to use the GSS Retalix POS/BOS/Pocket Office solution (BP POS System). Upon conversion by the Company from the BP POS System to the Company’s POS System at any Company ARCO Site, such Company ARCO Site shall be excluded from the scope of this Term Sheet and Price Book Services shall not be provided hereunder with respect to any such site.
2.3    BPWCP will provide the following on-going maintenance services of price book to existing sites. This includes:

a.    Periodic ampm price book downloads to the BOS at retail sites with updates to product, and area vendor information
b.    Downloads of new articles including proprietary, and their associated attributes such as costs and suggested retail price, based on ampm planograms
c.    Monthly and ad-hoc promotional pricing downloads as needed
d.    ampm Proprietary Coupon offers
e.    Select Manufacturer Coupon set up
f.    Multi-Site Franchise (MSF) price book support including set-up and removal as requested
2.4    BPWCP will provide the Price Book Service, during business regular hours, Monday through Friday, from 8:00 am to 5:00 pm PST.
2.5    BPWCP will provide Company access to and use of the application software listed in Appendix A, attached to this Term Sheet, and certain services in support of the Company’s use of such application software in the Business:
a.    Application License Management – the Company is restricted to use of only the available license numbers listed in this Term Sheet subject to license agreements with Third Parties, as applicable, during the term of the Price Book Service.
b.    Application Access Administration – this service includes setting up access for new users and modifying access for existing users. The Company Sponsor will be solely responsible for approving or denying the access requests BPWCP receives from the Company related to this service and the Company Sponsor will have all accountability for any segregation of duties issues that are created as a result of such approvals.
c.    Implementation of Critical Software Patches and Corrections – this service includes installation of software patches and corrections as required by the relevant licensor of the application software listed in each Subpart of this Term Sheet to address problems that surface due to normal use of the application software; provided, however, such patches and corrections will be provided according to BPWCP’s schedule. This service does not include implementation of new software versions or upgrades.

Sites will receive price book technical support through the Business Service Center (BSC) under Schedule 1.1(b)(viii) for an additional cost.

18	ACTIVITIES NOT COVERED BY THE SERVICES
The Parties agree and acknowledge that the following activities are expressly excluded from the Price Book Services:

•	Maintaining franchisees’ price book including item costs, retail prices, taxability, keyboard set-up, and flex article management.

19	PRICING AND PAYMENT TERMS
Payment limited to the Price Book Service, excluding Business Service Center support, shall be a lump sum payment of $165,000 per month ($495,000 per quarter). The Company shall make all such payments to BPWCP quarterly in advance. Should the price book support level extend beyond business hours, the Company will be billed at $85/hr.

20	TERM
The Term Sheet Termination Date of the Price Book Service to be provided pursuant to this Term Sheet shall be the earlier to occur of: (a) the last day of the calendar month in which the 12 month anniversary of the Closing Date has occurred; or (b) the date set forth in a written notice from the Company stating its election to terminate this Term Sheet on such date, provided that such date is no earlier than 90 days from BPWCP’s receipt of such notice. After such termination, BPWCP’s obligation to retain responsibility for providing the ampm price book articles, promotions, and coupons to the Company shall be solely pursuant to the Master Franchise Agreement. At such time, BPWCP shall have no responsibility for providing price book support for ampm Mini Markets in the Development Area and Master Franchisee will be responsible for providing all such support.

21	CONTACT INFORMATION
BPWCP Contact:
Name: Donna Sanker
Telephone: (714) 670-5346
Email: donna.sanker@bp.com

Company Contact:
Name: Judy Howard
Telephone: (210) 626-6967
E-Mail: Judy.P.Howard@tsocorp.com

Appendix A
Software for use by the Company under the Price Book Service*

Application Software Name	Vendor Name	Note
MSF Portal	SAP
RemoteWare XcelleNet	Sybase
Retalix Pocket Office (RPO)	Retalix	Included in Retalix support within the Payment Cards Processing and Applications Term Sheet in Schedule 1.1(b)(v)
S2K (ampm)	Sigma Oil Company

This is a list of major applications that will be used by the Company, which are supported by additional software (e.g. middleware) that is included as part of the Services.

Schedule 1.1(b)(iii)
Shared IT Systems Service

1	SERVICE OVERVIEW

This Shared IT Systems Service Term Sheet addresses BPWCP providing certain Administration, Master Data and Integration systems in support of the Company’s use of the application software described in the Business Applications Services Term Sheet, the Price Book Services Term Sheet and the Payment Card Processing and Applications Term Sheet.

2	DELIVERABLES AND CONDITIONS

BPWCP will provide the following services, which constitute the “Shared IT Systems Service”:

a.    Application License Management – subject to license agreements with Third Parties, as applicable, during the term of the applicable Service.

b.    Incident Management and Problem Resolution – specific to the role of these systems in support of the services described in the Business Applications Services Term Sheet, the Price Book Services Term Sheet and the Payment Card Processing and Applications Term Sheet.

c.    Implementation of Critical Software Patches and Corrections – this service includes installation of software patches and corrections as required by the relevant licensor of the application software listed in Section 4 of this Term Sheet to address problems that surface due to normal use of the application software; provided, however, such patches and corrections will be provided according to BPWCP’s schedule. This service does not include implementation of new software versions or upgrades.
d.    Monitoring of Production Environment – this service includes monitoring of production environments for the purpose of determining if such production environments are operating properly and to advise the Company of any planned maintenance or downtime that BPWCP believes is required to sustain the integrity of such production environments.

3	CONTACT INFORMATION

Issue escalation for issues with services described in this Term Sheet will be through the following contacts:

BPWCP contact for issue escalation:
Name: Eric Weck
Telephone: (630) 836-4618
E-Mail: Eric.weck@bp.com

Company contact for issue escalation:
Name: Judy Howard
Telephone: (210) 626-6967
E-Mail: Judy.P.Howard@tsocorp.com

4	USE OF BPWCP'S SOFTWARE AND SOFTWARE LICENSES

The list of software that is anticipated to be used under this Service is as follows:

Software for use under Shared IT Systems Service
Software Name	Vendor Name
EDI Websphere Data Interchange	IBM
ETE	BP
IL3 / Tibco	BP
ISE – Informatica Shared Environment	Informatica
SAP Customer Master Data Management MR4 / ER4 / IR4	SAP
RS Master	BP
RSDB	BP
SAP Vendor/Materials Master Data Management IRV	SAP
SCDB	BP
Tivoli Access Manager – ITIM	IBM
Vitria	Vitria

This is a list of major applications that will be used by the Company, which are supported by additional software (e.g. middleware) that is included as part of the Services.

5	FEES

Starting on the Closing Date, the Company will pay BPWCP a lump sum payment of US $184,724 per month (US $554,173 per quarter). This amount includes no more than 30 days of work per month by the number of FTEs initially assigned to the Service by BPWCP. The Company shall make all such payments to BPWCP quarterly in advance. Should the support level required to perform the Service be more than such 30 days of work by such FTEs, then BPWCP will advise the Company of such requirement and request a project be developed and designed and billed in addition to the base payment as an Additional Service. BPWCP will have no obligation to perform such Additional Service unless and until the terms and price for such Additional Service are agreed to in writing by the Company.
The dollar amounts set forth in this Section 5 have been determined based on the software listed above; any changes in these items will result in a change in the cost for the Services provided pursuant to this Term Sheet. The costs set forth in this section do not include Fees to migrate the Business Information and/or related systems of the Company from BPWCP’s systems to the Company’s.

6	TERM AND TERMINATION

The Term Sheet Termination Date of the Service to be provided pursuant to this Term Sheet shall be the earlier to occur of: (a) the day on which the 12 month anniversary of the Closing Date occurs; or (b) the effective date of early termination by the Company or BPWCP in accordance with Section 2.3 of the Agreement, with no early termination penalties, provided that such effective date is not earlier than 90 days after BPWCP’s receipt of the termination notice; and further provided however, that the term of this Service shall at all times be co-terminus with the term of the longest duration of any of the Business Applications Services Term Sheet, the Price Book Services Term Sheet and the Payment Card Processing and Applications Term Sheet. Upon signing of the PSA, the Company reserves the right to accept or decline this Term Sheet. If the Company declines or terminates this term sheet, BP is released from any obligation to provide services under any of the Business Applications Services Term Sheet, the Price Book Services Term Sheet and the Payment Card Processing and Applications Term Sheet.

Schedule 1.1(b)(iv)
Business Applications Services

22	TERM SHEET OVERVIEW
1.1    This Business Applications Services Term Sheet addresses BPWCP (a) allowing the Company to access and use certain application software, and (b) providing certain services to the Company in support of the Company’s use of such application software in the Refinery Business, the Carson Logistics and Marketing Terminals Business and/or the Wilmington Calciner Business.
1.2    BPWCP will provide the following services that are considered the “Business Applications Services”:
a.    Applications Service 1: Refining Applications Service
b.    Applications Service 2: Supply and Optimization Applications Service
c.    Applications Service 3: Pipelines and Transport Operations Applications Service

23	COMMON DELIVERABLES AND CONDITIONS
The following deliverables apply to all services described below in the Subparts of this Term Sheet:
a.    Application License Management – the Company is restricted to use of only the available license numbers listed in each Subpart of this Term Sheet subject to license agreements with Third Parties, as applicable, during the term of the applicable Service.
b.    First Level Helpdesk – this service is provided for authorized users of the application software listed in each Subpart of this Term Sheet and includes incident and problem identification and case assignment.
c.    Application Access Administration – this service includes setting up access for new users and modifying access for existing users. The Company Sponsor will be solely responsible for approving or denying the access requests BPWCP receives from the Company related to this service and the Company Sponsor will have all accountability for any segregation of duties issues that are created as a result of such approvals.
d.    Incident Management and Problem Resolution – this service includes helpdesk call tracking and case resolution.

e.    Implementation of Critical Software Patches and Corrections – this service includes installation of software patches and corrections as required by the relevant licensor of the application software listed in each Subpart of this Term Sheet to address problems that surface due to normal use of the application software; provided, however, such patches and corrections will be provided according to BPWCP’s schedule. This service does not include implementation of new software versions or upgrades.
f.    Monitoring of Production Environment – this service includes monitoring of production environments for the purpose of determining if such production environments are operating properly and to advise the Company of any planned maintenance or downtime that BPWCP believes is required to sustain the integrity of such production environments.

24	CONTACT INFORMATION
3.1    Contact for these services in case of day to day activities will be through BPWCP’s Service Desk. Detailed contact information is provided in the Base IT Services Term Sheet, Subpart 3, IT Management Support Service.
3.2    Issue escalation for issues with services described in this Term Sheet will be through the following contacts:

BPWCP contact for issue escalation:
Name: David Skudlarek
Telephone: +1 (630) 836-4710
E-Mail: david.skudlarek@bp.com

Company contact for issue escalation:
Name: Judy Howard
Telephone: (210) 626-6967
E-Mail: Judy.P.Howard@tsocorp.com

3.3    The following subparts of this Business Applications Services Term Sheet (the “Subparts”) describe each of the Business Applications Services in more detail.

Business Applications Services, Subpart 1
Applications Service 1: Refining Applications Service

25	SERVICE OVERVIEW
This Service addresses BPWCP (a) allowing the Company to access and use certain application software, and (b) providing certain services to the Company in support of the Company’s use of such application software in the Refinery Business, the Carson Logistics and Marketing Terminals Business, the Watson Cogen Business, and/or the Wilmington Calciner Business.

26	ACCESS AND USE OF BPWCP'S SOFTWARE AND SOFTWARE LICENSES
The list of application software that is anticipated to be made available to the Company under this Service is as follows:

Software for use under Refining Applications Service
Application Software Name	Vendor Name	User License Numbers
AspenTech Advisor	Aspen Technology Inc.	Allocation based on EDC
BOSS Reporting – Maximo	SAP
CCTS	WorkTechnology Corporation	Site License
Maxavera	Pipeline Software Inc,	Site License
Maximo – Refining	IBM	1200 maximum
Meridium	Meridium Inc,	Site License
Primavera	Oracle	50 maximum
Syntempo	Pipeline Software Inc,	Site License
This is a list of major applications that will be used by the Company, which are supported by additional software (e.g. middleware) that is included as part of the Services.

27	FEES
Starting July 1, 2012 or on Closing, whichever occurs later, the Company will pay BPWCP a lump sum payment of US $73,288 per month (US $219,863 per quarter). This amount includes no more than 30 days of work per month by the number of FTEs initially assigned to the Service by BPWCP. The Company shall make all such payments to BPWCP quarterly in advance. Should the support level required to perform the Service be more than such 30 days of work by such FTEs, then BPWCP will advise the Company of such requirement and request a project be developed and designed and billed in addition to the base payment as an Additional Service. BPWCP will have no obligation to perform such Additional Service unless and until the terms and price for such Additional Service are agreed to in writing by the Company.

The dollar amounts set forth in this Section 3 have been determined based on the user license numbers set forth above and the applications listed above; any changes in these items will result in a change in the cost for the Services provided pursuant to this Subpart. The costs set forth in this section do not include Fees to migrate the Business Information and/or related systems of the Company from BPWCP’s systems to the Company’s.

28	TERM AND TERMINATION
The Term Sheet Termination Date of the Service to be provided pursuant to this Subpart shall be the earlier to occur of: (a) the day on which the 12 month anniversary of the Closing Date occurs; or (b) the effective date of early termination by the Company or BPWCP in accordance with Section 2.3 of the Agreement, with no early termination penalties, provided that such effective date is not earlier than 90 days after BPWCP’s receipt of the termination notice. Upon signing of the PSA, the Company reserves the right to accept or decline this Subpart.

Business Applications Services, Subpart 2

Applications Service 2: Supply and Optimization Applications Service

29	SERVICE OVERVIEW
This Service addresses BPWCP (a) allowing the Company to access and use certain application software, and (b) providing certain services to the Company in support of the Company’s use of such application software in the Refinery Business, the Carson Logistics and Marketing Terminals Business and/or the Wilmington Calciner Business.

30	ACCESS AND USE OF SERVICE PROVIDER'S SOFTWARE AND SOFTWARE LICENSES
The current list of application software that is anticipated to be made available to the Service Recipient under this Service is as follows:

Software for use under Supply and Optimization Applications Service
Application Software Name	Vendor Name	User License Numbers
BOSS Reporting – IMOS	SAP
IMOS	Aspen Technology Inc.	Site License

This is a list of major applications that will be used by the Company, which are supported by additional software (e.g. middleware) that is included as part of the Services.

31	FEES
Starting July 1, 2012 or on Closing, whichever occurs later, the Company will pay BPWCP a lump sum payment of US $57,553 per month (US $172,658 per quarter). This amount includes no more than 30 days of work per month by the number of FTEs initially assigned to the Service by BPWCP. The Company shall make all such payments to BPWCP quarterly in advance. Should the support level required to perform the Service be more than such 30 days of work by such FTEs, then BPWCP will advise the Company of such requirement and request a project be developed and designed and billed in addition to the base payment as an Additional Service. BPWCP will have no obligation to perform such Additional Service unless and until the terms and price for such Additional Service are agreed to in writing by the Company.
The dollar amounts set forth in this Section 3 have been determined based on the nature and quantity of the user license numbers set forth above and the applications listed above; any changes in these items will result in a change in the cost for the Services provided pursuant to this Subpart. The costs set forth in this section do not include Fees to migrate the Business Information and/or related systems of the Company from BPWCP’s systems to the Company’s.

32	TERM AND TERMINATION
The Term Sheet Termination Date of the Service to be provided pursuant to this Subpart shall be the earlier to occur of: (a) the day on which the 12 month anniversary of the Closing Date occurs; or (b) the effective date of early termination by the Company or BPWCP in accordance with Section 2.3 of the Agreement, with no early termination penalties, provided that such effective date is not earlier than 90 days after BPWCP’s receipt of the termination notice. Upon signing of the PSA, the Company reserves the right to accept or decline this Subpart.

Business Applications Services, Subpart 3

Applications Service 3: Pipelines and Transport Operations Applications Service

33	SERVICE OVERVIEW
This Service addresses BPWCP (a) allowing the Company to access and use certain application software, and (b) providing certain services to the Company in support of the Company’s use of such application software in the Refinery Business, the Carson Logistics and Marketing Terminals Business and/or the Wilmington Calciner Business.

34	ACCESS AND USE OF SERVICE PROVIDER'S SOFTWARE AND SOFTWARE LICENSES
The current list of application software that is anticipated to be made available to the Service Recipient under this Service is as follows*:

Software for use under Pipelines and Transport Operations Applications Service
Application Software Name	Vendor Name	User License Numbers
Aspen Fleet Optimizer Order Manager – Voice (IVR)	AspenTech
Aspen Fleet Optimizer (Retail)	AspenTech
BOSS Reporting – Aspen Fleet Optimizer and LoadTracker	SAP
Carrier Management System (CMS)	BP	N/A (BP Bespoke)
eMOC Pipelines	BP	N/A (BP Bespoke)
i-maintain	Monitor Management Control Systems Limited
LoadTracker	BP	N/A (BP Bespoke)
Maximo – Pipelines	IBM
Maximo Mobile	IBM	N/A
Meridium IRT	Meridium Inc	Site License
Primavera	Oracle	15 maximum
PRISM	BP	N/A (BP Bespoke)
TMS Host	TopTech
This is a list of major applications that will be used by the Company, which are supported by additional software (e.g. middleware) that is included as part of the Services.

35	FEES
Starting July 1, 2012 or on Closing, whichever occurs later, the Company will pay BPWCP a lump sum payment of US $93,337 per month (US $280,010 per quarter). This amount includes no more than 30 days of work per month by the number of FTEs initially assigned to the Service by BPWCP. The Company shall make all such payments to BPWCP quarterly in advance. Should the support level required to perform the Service be more than such 30 days of work by such FTEs, then BPWCP will advise the Company of such requirement and request a project be developed and designed and billed in addition to the base payment as an Additional Service. BPWCP will have no obligation to perform such Additional Service unless and until the terms and price for such Additional Service are agreed to in writing by the Company.
The dollar amounts set forth in this Section 3 have been determined based on the nature and quantity of the user license numbers set forth above and the applications listed above; any changes in these items will result in a change in the cost for the Services provided pursuant to this Subpart. The costs set forth in this section do not include Fees to migrate the Business Information and/or related systems of the Company from BPWCP’s systems to the Company’s.

36	TERM AND TERMINATION
The Term Sheet Termination Date of the Service to be provided pursuant to this Subpart shall be the earlier to occur of: (a) the day on which the 12 month anniversary of the Closing Date occurs; or (b) the effective date of early termination by the Company or BPWCP in accordance with Section 2.3 of the Agreement, with no early termination penalties, provided that such effective date is not earlier than 90 days after BPWCP’s receipt of the termination notice. Upon signing of the PSA, the Company reserves the right to accept or decline this Subpart.

Schedule 1.1(b)(v)
Payment Card Processing and Applications

1.	Services Overview

Pursuant to this Transition Services Agreement (the “TSA”), BPWCP will provide the card payment processing and applications services (the “Card Processing Services”) described in this Payment Card Processing and Applications Term Sheet.

BPWCP will provide the Card Processing Services to (i) those ARCO branded retail sites which are parties to Contract Dealer Gasoline Agreements or functionally similar agreements (the “Dealer Agreements”) acquired by the Company pursuant to the PSA and (ii) sites which become ARCO branded marketers of the Company during the Term of this Term Sheet, not to exceed fifty additional sites (collectively, the “Company ARCO Sites”). Any additional sites beyond the Company ARCO Sites will be deemed outside the scope of this Term Sheet, and any services which BPWCP agrees to provide to such sites shall be “Additional Services” within the meaning of Section 1.1(e) of the TSA. Pricing for such Additional Services will be subject to the amendment process referred to in Section 1.1(e).

During the Term of this Term Sheet, the Company will negotiate new agreements with a provider(s) of the Company’s choosing to replace the Card Processing Services. Upon the termination of this Term Sheet, the Company will cease using BPWCP’s IT Systems and IT Equipment previously used in connection with the Card Processing Services. Upon the termination of this Term Sheet, Company will provide to BPWCP access to all card programs and card processing services developed by Company for fuel retail service stations that employ the ARCO Marks as set forth in the ARCO License Agreement.

2.	BPWCP Services for the Company

2.1    BPWCP shall provide the following Services:
a.    Authorize and settle all payment card transactions directly with the Company ARCO Sites and provide daily settlement reporting to Company ARCO Sites.
b.    Process the consumer convenience fee for PIN Debit transactions at the Company ARCO Sites, to the extent that Visa continues to allow BPWCP to charge that fee. The foregoing sentence shall not be construed as a representation that BPWCP, the Company or any retail sites will be able to charge the consumer convenience fee in the future. Moreover, the Company specifically understands and hereby agrees that neither BPWCP nor any of its Affiliates can make and therefore neither does make any representations or warranties with respect to the Company’s or any entity’s ability to charge a convenience fee to the consumer after the Closing.

c.    Allow the Company to use the application software listed on Appendix A, attached hereto, for the number of users listed on Appendix A. Such use will be limited to the uses permitted by the applicable license agreements, as well as the restriction stated in Section 1.2 and elsewhere in the TSA.
d.    Set up access for new users, modifying access for existing users, and coordination of site systems installation prior to opening of new Company ARCO Sites, to the extent allowed by Third Party agreements and BPWCP and its Affiliates’ security policies (per the ABSC Service Term Sheet). The Company Sponsor shall be solely responsible for approving or denying access requests BPWCP receives from the Company related to this service and the Company Sponsor will have all accountability for any segregation of duties issues that are created as a result of such approvals.
e.    Implement critical software patches and corrections. This service includes installation of software patches and corrections as required by the relevant licensor of the application software listed on Appendix A to address problems that result from normal use of the application software; provided, however, that such patches and corrections will be provided according to BPWCP’s schedule. This service does not include implementation of new software versions or upgrades, unless such implementation of new software versions or upgrades is required by BPWCP. The Company will cause the Company ARCO Sites to allow BPWCP or Third Party Providers to access the sites (physically or remotely) as needed to perform any maintenance and upgrades which is to be provided by those parties.
f.    Monthly financial reporting on card transactions to the Company based on the existing report formats as of the Effective Date.
g.    Monitor the Production Environment. This service includes monitoring of production environments for the purpose of determining if such production environments are operating properly and to advise the Company of any planned maintenance or downtime that BPWCP believes is required to sustain the integrity of such production environments.
h.    Support hardware for payment card services and site systems if there is an existing signed hardware maintenance agreement directly between the Company ARCO Site and BPWCP.
i.    Payment Application Data Security Standards (“PA DSS”) compliance for software that is provided by BPWCP, or Payment Card Industry Data Security Standards

(“PCI DSS”) compliance upgrades due to new rules and or regulations and/or applicable Laws; provided, however, that BPWCP’s actual costs necessary to perform the aforementioned compliance activities for software necessary to perform the Services hereunder, as determined by BPWCP in its commercially reasonable discretion, shall be paid by the Company in addition to the base payment as an Additional Service.
j.    Compliance with any new applicable Laws (local, state, or federal - e.g., weights & measures); provided, however, that BPWCP’s actual costs necessary to perform the aforementioned compliance activities for software necessary to perform the Services hereunder, as determined by BPWCP in its commercially reasonable discretion, shall be paid by the Company in addition to the base payment as an Additional Service.
k.    Provide 1099 Internal Revenue Service payment cards sales reporting to Company ARCO Sites.
l.    BPWCP to ensure telecommunications service continuity at current service levels to Company ARCO Sites for card payment processing.
2.2    During the Term of this Term Sheet, Card Processing Services will be provided for Company ARCO Sites that continue to use the BP EPS to enable the Card Processing Services. Upon conversion by the Company from the BP EPS to the Company’s POS System at any Company ARCO Site, such Company ARCO Site shall be excluded from the scope of this Term Sheet and Services shall not be provided hereunder with respect to any such site.
2.3    As of April 2, 2012, BPWCP has received a Report on Compliance from a certified third-party auditor verifying that BPWCP, as a Level 1 service provider, is compliant with applicable PCI DSS requirements. Throughout the Term of this Term Sheet, BPWCP will continue to audit such sites in the ordinary course of business and seek an annual Report on Compliance from a certified third-party auditor selected by BPWCP with respect to PCI DSS compliance.

3.	The Company’s Obligations

3.1    During the Term of this Term Sheet, the Company shall negotiate its own stand alone usage and support agreements with the appropriate third parties to replace the Card Processing Services and IT Systems and IT Equipment provided under this Term Sheet, including but not limited to the EPS system. The Company is not obligated to negotiate an agreement with BPWCP’s existing processor. The Company shall complete those negotiations no later than six months after Closing, and the Company shall cause the new agreements for its card processing services and its systems to become effective no later than the Term Sheet Termination Date.

3.2    Beginning on the Term Sheet Termination Date, the Company shall, provide BPWCP and its ARCO branded marketers with access to card processing and applications services similar to terms offered to Company ARCO Sites, including all the Company’s existing and developed debit, credit, fleet and gift card programs. Such access will be offered only for POS systems mutually agreed to by both Company and BPWCP.

4.	Activities NOT Covered by the Services

4.1    The Parties agree and acknowledge that, notwithstanding anything to the contrary in the TSA, the following activities are expressly excluded from the Services:
m.    Data migration (or historical data reporting) on or after the Termination Date.
n.    Sales program for fleet cards.
o.    Execution of proprietary and Third Party card promotions at retail sites.

p.    BPWCP support for credit acceptance and settlement in any market in which the Company or its affiliates operate.
q.    Changes to BPWCP’s or BP’s proprietary network.
r.    Changes to BPWCP’s existing site systems hardware configuration (e.g., PIC, CRIND, Allied, POS, EPS, PINpad).
s.    Changes to card types as they are defined in the existing card base.
t.    Adding new cards to the authorization/settlement process sites.
u.    PA DSS compliance for software that is not provided by BPWCP.
v.    Providing software maintenance to the Company ARCO Sites, except as stated in Section 1 or the ABSC Service Term Sheet. Without limiting the generality of the foregoing, neither BPWCP nor any of its Affiliates will provide software maintenance or helpdesk support for non-Retalix POS at the Company ARCO Sites.
w.    Providing hardware support for payment card services, except as stated in Section 2 or the ABSC Services Term Sheet. Without limiting the generality of the foregoing, neither BPWCP nor any of its Affiliates will support VeriFone EPS hardware, except as stated in Section 2.1h above.

5.	Pricing and Payment Terms

5.1    Fixed Fees
Within 30 days after the end of each calendar month in which BPWCP has provided any Services, the Company shall pay BPWCP a fee of $383,075 for card operations, business support and application software support. The amount of the fixed fee shall be decreased if the third-party licensing fees paid by BPWCP with respect to Retalix are reduced below the levels assumed in setting the fixed fee. Any such reduction shall be on a direct pass-through basis of any cost savings by BPWCP.
5.2    Per Transaction / Item Fees
BPWCP shall true-up with the Company, within 30 days after the end of each calendar month, the net amount of the following fees:
x.    Debit: direct pass-through of debit card related processing fees, interchange fees, network/association fees, chargebacks and the ARCO consumer convenience fee (to the extent it is charged).
y.    Fleet: Fleet transactions, direct pass-through as invoiced by FleetCor.
z.    Gift Card: direct pass-through of all gift card processing fees.
5.3    Additional Payment Terms
All fixed fees and per transaction/ item payments will be required regardless of the amount of services utilized during any period under this Term Sheet.

6.	ABSC Services

Sites will receive payment card processing and applications support through the Americas Business Service Center (ABSC) under the ABSC Service Term Sheet for an additional cost.

7.	Term

The Term Sheet Termination Date shall be the earlier to occur of:
a.the date set forth in a written notice from the Company stating its election to terminate this Term Sheet in accordance with Section 2.3 of the Agreement on such date, provided that such date is no earlier than 90 days from BPWCP’s receipt of such notice; or

b.the last day of the calendar month in which the 12 month anniversary of the Closing has occurred.
c.no early termination penalties will apply.
d.Upon signing of the PSA, the Company reserves the right to accept or decline this Term Sheet.

8.	Payment for ARCO Gift Card Plastics Issued Prior to the Closing.

The Company shall pay BPWCP an amount for the ARCO gift card plastics which have been issued prior to the Closing equal to the estimated breakage on the gift cards after the Closing (calculated as total estimated breakage minus breakage booked by BPWCP or its Affiliates as of the date of Closing). The appraisal will be made by Card Compliant. Card Compliant will be instructed to render its appraisal within 60 days after the Closing. Payment, if any is owed, shall be made by the Company within 30 days after Card Compliant determines the amount. Card Compliant’s decision will be final and non-appealable by either Party.

9.	Procedure for ARCO Gift Cards during the Term Sheet Period

9.1    During the Term of this Term Sheet, the ARCO-branded gift card program will continue to function as it does on the Effective Date with BPWCP supplying both BP and ARCO proprietary gift cards (“Gift Cards”) to be sold at all ARCO retail sites and third party distribution outlets. During the Term Sheet Period, the Company will pay BPWCP an amount equal to the total costs of production, activations, and other expenses related to the issuance and operation of ARCO Gift Cards incurred during the Term of this Term Sheet. BPWCP will invoice the Company for the expenses of issuance and operation, and the Company will reimburse BPWCP for such invoiced expenses within 30 days after the end of each calendar quarter.
9.2    During the Term of this Term Sheet, both BP and ARCO Gift Cards will be accepted at ARCO branded sites and BP branded sites.
9.3    During the Term Sheet Period, BPWCP shall use best efforts to cause BPWCP’s current processor to continue its present practice of directly paying branded retail sites for redemptions of ARCO Gift Cards. Any such payments will be made from the funds paid by consumers for those ARCO Gift Cards.
9.4    Within 60 days after the Term Sheet Termination Date, BPWCP will transfer to the Company or to an issuer designated by the Company all funds paid by consumers for ARCO Gift Cards issued prior to Term Sheet Termination Date and not yet fully redeemed or expired as of such termination date. BPWCP shall provide to the Company all data that is available to BPWCP regarding the ARCO Gift Cards that is provided to Card Compliant as part of the appraisal activities set forth in Section 8 above; provided, that the Company shall first comply with all confidentiality restrictions regarding such data, including entering into confidentiality agreements with the data providers, if required.
9.5    As of the day of the payment in full of the reconciliation amount described in Section 9.4 above, the Company is fully responsible for any applicable Laws now in effect of hereafter enacted which may impact the funds under Section 9.4, including but not limited to, escheatment laws or regulations. In addition, the Company hereby agrees and acknowledges that neither BPWCP nor any of its Affiliates will have any further liability for such funds after the Section 9.4 reconciliation payment is made. BPWCP shall exercise best efforts to provide the Company copies of all terms and conditions for any ARCO Gift Cards with a remaining balance that are in BPWCP’s possession; provided, however, that the Company acknowledges that due to the laws in the State of California that restrict gift cards from expiring, certain gift cards may have been in circulation for several years and as a result BPWCP may not possess copies of the terms and conditions for ARCO Gift Cards with a remaining balance that are more than five (5) years old.

10.	ARCO Fleet Cards

BPWCP will use commercially reasonable efforts to transition its relationship with all active and inactive ARCO proprietary fleet accounts to the Company by the Term Sheet Termination Date.
At Company’s discretion, bounties (to acquire new fleet accounts) paid to the Company ARCO Sites as of the Effective Date will continue during the Term of this Term Sheet. BPWCP to provide 6 months of historical bounty payments to Company.

11.	ARCO Premier Cards

Cards for the non-ARCO employees and cards which have not been used within the 90 day period prior to the Closing will be terminated upon the Closing, to the extent permitted by the relevant cardholder agreements.
The Company will have all responsibility (and neither BPWCP nor any of its Affiliates will have any responsibility) for activations and deletions of ARCO Premier Cards issued to the Company’s employees and all other administration and services relating to the ARCO Premier Cards.

12.	Termination of Processing at Company ARCO Sites

BPWCP specifically reserves the right but not the obligation to terminate or temporarily disable any Company ARCO Site(s) ability to process payment cards during the Term of this Term Sheet if (i) such site(s) is(are) not operating in compliance with the PCI DSS, any payment card type rules, including but not limited to VISA, MasterCard or debit card network rule or regulations(s) or any applicable data security standard, or (ii) the Company ARCO Site fails to allow BPWCP to implement any patch, correction or new software version or upgrade required by BPWCP or a Third Party licensor.

13.	Additional Indemnification Provisions

13.1    Without limiting the generality of Section 5.1 of the TSA and notwithstanding anything to the contrary in the TSA or PSA:
aa.    All losses including fees, assessments, forensic investigation and attorney fees and costs related to allegations, claims or investigations incurred by any BPWCP Indemnified Party arising in any way from: (i) the failure by any Company ARCO Site to comply with Section 12.3 of the Dealer Agreements during the Term of this Term Sheet; (ii) the violation or the alleged violation during the Term of this Term Sheet by any Company ARCO Site of the PCI DSS, as modified from time to time, including the failure to use software that is compliant with PA DSS, as modified from time to time, or any similar standards required by payment card associations or networks or the Payment Card Industry Security Standards Council, or any other data security, privacy, breach notification or confidentiality statute, rule, or regulation or any statute, rule or regulation limiting information that can be collected from a consumer, or (iii) the escheatment of any Gift Card during the Term of this Term Sheet, shall be considered “Losses caused by or arising out of or resulting from the provision of the services,” as that phrase is used in Section 5.1 of the TSA.
bb.    If BPWCP or any of its Affiliates incurs any actual losses or damages under its Card Issuing and Operating Agreement with FleetCor dated December 20, 2004, as amended, either because the Company has terminated FleetCor’s services or reduced the number of branded marketers processing under that agreement, the Company will pay BPWCP or the applicable Affiliate the amount of such actual losses or damages pursuant to Section 5.1 of the TSA.

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Appendix A

Software for use by the Company under the Card Processing Service
Application Software Name	Vendor Name	User License Numbers (if applicable)
Allied Forecourt Controller	Allied Electronics
Altiris	Symantec
Card Processing Interface	BP
EPS / Viper	VeriFone
First Data RED Settlement	First Data
GSS POS/BOS Software	Retalix
Hughes Network	Hughes
Omni 1000SE Pinpad	VeriFone
Omni 7000 Pinpad	VeriFone
PayPoint Aqua Authorization	First Data
PIC Software	FMi
Solidcore	McAfee
SVS	Stored Value Systems

This is a list of major applications that will be used by the Company, which are supported by additional software (e.g., middleware) that is included as part of the Services.

Schedule 1.1(b)(vi)

ABSC Service

1	Service Overview

BPWCP through its Americas Business Service Center (“ABSC”) provides services to BPWCP’s and its Affiliates’ marketing businesses in the Americas. The ABSC also owns oversight to certain processes and activity sets that are executed by the Third Party Provider, Accenture LLP. BPWCP, through the ABSC, will provide the services described below to the Carson Logistics and Marketing Terminals Business and/or the Wilmington Calciner Business on the terms set forth below (collectively, the “ABSC Service”).

2	Description of Service

BP’s ABSC is organized by end-to-end process into 5 operational process towers as follows:
2.1    Maintenance and technical support includes site support and retail programs.

a.    POS/BOS – Provide support for the Retalix software on the POS and BOS devices. Peripheral support is included.
b.    Site Manager PC – Provide support for LAN 2 connectivity.
c.    Networking – Provide card processing support for pinpads, eps, satellite, and dsl.
d.    Go Live – Provide support for new installs, various site conversions and debrands.
e.    Project Support – Provide additional support for upgrades, new hardware installs or any project related work as required per the CRF process.
f.    User Acceptance Testing – Provide testing support for new Retalix software releases.
g.    Escalation – Provide escalation support via the escalation line.
The ABSC maintenance and technical support activities described above represent a portion of the entire site support model. Information technology (“IT”), payment card processing and applications, and price book support are provided under other Term Sheets and are not provided by the ABSC and are therefore not represented in the activity list above but are services required to support the sites. See the applicable IT Term Sheets, the Payment Card Processing and

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Applications Term Sheet and Price Book Service Term Sheet for processes and costs of such activities.
2.2    Master Data Maintenance
a.    Customer Master support – Add/Edits/Deletes of current master data based on current systems infrastructure and applications to enable Site Technical Support, Payment Card Processing and Applications, Price Book Services and associated Business Application Services Term Sheets
b.    Material Master – Add/Edits/Deletes of current material master based on current systems infrastructure to enable associated Business Application Services Term Sheets
c.    Plant Master – Add/Edits/Deletes of current plant master based on current systems infrastructure to enable associated Business Application Services Term Sheets

3	Support Level

If requested by the Company, support can be made available 24 hours a day, 7 days a week for urgent queries in the site technical support teams by the ABSC. Priority of service will be given with respect to relative urgency of the query and support will be provided pursuant to the terms of this Term Sheet and the Agreement.
Otherwise, services performed in support of Master Data Maintenance will follow the BP US operation hours, aligned with the BP holiday schedule and will be in the English language only, with exceptions to hours of operation during the month-end and year-end close process.     ABSC Applications Support
As part of ABSC services we will provide the following call centre systems infrastructure support to enable Site Technical Support activities to be performed including:
a.    Incident Management and Problem Resolution – this service includes helpdesk call tracking and case resolution as it directly relates to ABSC call center systems infrastructure.
b.    Implementation of Critical Software Patches and Corrections – this service includes installation of software patches and corrections as required by the relevant ABSC call center systems infrastructure to address problems that surface due to normal use of the application software; provided, however, such patches and corrections will be provided according to BPWCP’s schedule. This service does not include implementation of new hardware or software versions or upgrades except for compliance upgrades due to new rules and or regulations and/or applicable Laws; provided, however, that BPWCP’s actual costs necessary to perform the aforementioned compliance activities for software necessary to perform the Services

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hereunder, as determined by BPWCP in its commercially reasonable discretion, shall be paid by the Company in addition to the base payment as an Additional Service.
c.    Monitoring of Production Environment – this service includes monitoring of production environments as they relate to ABSC call center systems infrastructure for the purpose of determining if such production environments are operating properly and to advise the Company of any planned maintenance or downtime that BPWCP believes is required to sustain the integrity of such production environments.
4    Term Sheet Termination Date
This Term Sheet shall commence on the Closing Date and shall terminate on the earlier to occur of: (a) the date set forth in a written notice received by BPWCP from the Company pursuant to Section 2.3 of the Agreement, provided that such effective date is not earlier than 120 days after BPWPC’s receipt of the termination notice, or (b) the day on which the 12 month anniversary of the Closing Date occurs, with no early termination penalties; and further provided however, that the term of this Service shall at all times be co-terminus with the term of the longest duration of any of the Business Applications Services Term Sheet, the Price Book Services Term Sheet and the Payment Card Processing and Applications Term Sheet. Upon signing of the PSA, the Company reserves the right to accept or decline all or part of this Term Sheet. If the Company declines or terminates this term sheet, BP is released from any obligation to provide services under any of the related Term Sheets that are specifically set forth in the immediately preceding two sentences.
5    Pricing and Payment Terms
On the Effective Date, the Company shall make a payment to BPWCP of $1,325,000 to BPWCP and every 90 days thereafter the Company shall make a similar such quarterly payment for the provision of the Services (the “Base Price”).
The Base Price is reflective of BPWCP’s estimation of the resources required to provide the ABSC base services and includes many assumptions given the amount of unknowns that drive costs within the ABSC, including:
•    Pooled or dedicated resources
•    Demand-volume
•    Automated or manual process due to technology platform
•    Portfolio of service

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If the costs to BPWCP increase materially for any of the resources that are the subject of the assumptions made by BPWCP in calculating the Base Price, then BPWCP may increase the Base Price prospectively by providing the Company with written notice of such increase at least 14 days before the Company’s next quarterly payment is due.
6    Costs not included in the Base Price
6.1    Request for new project work shall be priced at reasonable cost per man day and invoiced to the Company by BPWCP every month for work undertaken in preceding month.
6.2    Requests for additional or change in services will be scoped and negotiated separately utilizing the ABSC change control process.
6.3    All commercially reasonable costs associated with termination or transitional services in support of transferring activity sets to the Company from the ABSC, including but not limited to cross-training, documentation, project management resources, travel, and support costs shall be billed to the Company as charges are incurred.
7.     License Costs
7.1    Cost of licenses required to provide the ABSC Service (MTS Service) to the Company are included in the fee set forth in Section 5 of this term sheet.

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